Filed Pursuant to Rule 433

Registration No. 333-130404

January 25, 2006

Boyd Gaming Corporation

$250,000,000 7.125% Senior Subordinated Notes due 2016

Final Terms and Details of the Issue

Issuer:	Boyd Gaming Corporation, a Nevada corporation (BYD)

Principal Amount:	$250,000,000

Title of Securities:	7.125% Senior Subordinated Notes due 2016

Final Maturity Date:	February 1, 2016

Public Offering Price:	99.500%, plus accrued interest, if any

Gross Proceeds:	$248,750,000

Underwriting Commissions:	1.000% ($2,500,000)

Net Proceeds to Issuer before expenses:	98.500% ($246,250,000), plus accrued interest, if any

Coupon:	7.125%

Yield:	7.196%

Interest Payment Dates:	February 1 and August 1

Record Dates:	January 15 and July 15

First Interest Payment Date:	August 1, 2006

Equity Clawback:	At any time prior to February 1, 2009 at a redemption price of 107.125%

Optional Redemption:	Commencing on or after February 1, 2011, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest:

	Year	Price

	2011	103.563%

	2012	102.375%

	2013	101.188%

	2014 and thereafter	100.000%

Make-Whole Redemption:	At any time prior to February 1, 2011

Trade Date:	January 25, 2006

Settlement Date:	January 30, 2006

Form of Offering:	SEC Registered (Registration Statement No. 333-130404)

Book Runners:	Banc of America Securities LLC and Deutsche Bank Securities

Co-Lead Managers:	Lehman Brothers, Wachovia Securities, Bear, Stearns & Co. Inc., CIBC World Markets

Co-Managers:	Calyon Securities (USA), Commerzbank Corporates & Markets, JPMorgan and Wells Fargo Securities

Allocation:		Aggregate Principal Amount of Notes to be Purchased

	Banc of America Securities LLC	$77,500,000

	Deutsche Bank Securities Inc.	77,500,000

	Lehman Brothers Inc.	25,000,000

	Wachovia Capital Markets, LLC	25,000,000

	Bear, Stearns & Co. Inc.	12,500,000

	CIBC World Markets Corp.	12,500,000

	Calyon Securities (USA) Inc.	5,000,000

	Commerzbank Capital Markets Corp.	5,000,000

	J.P. Morgan Securities Inc.	5,000,000

	Wells Fargo Securities, LLC	5,000,000

		$250,000,000

CUSIP:	09689R AA 7

ISIN:	US09689RAA77

Listing:	None

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.

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